Exhibit 99.5

Pinnacle West Capital Corporation

Earnings Variance Explanations
For Periods Ended March 31, 2001 and 2000

These explanations are excerpted from Management's Discussion and Analysis of Financial Condition and Results of Operations in the Pinnacle West Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "March 2001 10-Q"). Throughout this discussion, we refer to specific "Notes" in the Notes to Condensed Consolidated Financial Statements in the March 2001 10-Q. These Notes add further details to this discussion. We suggest this section be read along with the March 2001 10-Q and the Pinnacle West Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Operating Results

The following table summarizes net income for the three-month and twelve-month periods ended March 31, 2001 and the comparable prior year periods for Pinnacle West and each of its subsidiaries (dollars in millions):

	3 Months Ended		12 Months Ended
	March 31,		March 31,
	-----------------------		-----------------------
	2001	2000	2001	2000
	-------	-------	-------	-------
Arizona Public Service (APS)	$ 65	$ 33	$ 338	$ 267
Pinnacle West Energy	--	--	(2)	--
APS Energy Services	(8)	(2)	(20)	(9)
SunCor	--	5	7	10
El Dorado	--	19	(17)	31
Parent company	5	(1)	5	(6)
	-------	-------	-------	-------
Income from continuing Operations	62	54	311	293
Income tax benefit from discontinued operations	--	--	--	38
Extraordinary charge - net of income taxes of $94	--	--	--	(140)
Cumulative effect of a change in accounting -
net of income taxes of $2	(3)	--	(3)	--
	-------	-------	-------	-------
Net Income	$ 59	$ 54	$ 308	$ 191
	====	====	====	====

Operating Results - Three-month period ended March 31, 2001 compared with three-month period ended March 31, 2000

Our consolidated net income for the three months ended March 31, 2001 was $59 million compared with $54 million for the same period in the prior year. In January 2001, we recognized a $3 million after-tax loss in net income as a cumulative effect of a change in accounting for derivatives. See Note 9 for further discussion.

Income before accounting change for the three-month period increased $8 million, or 15%, over the comparable period in 2000 primarily because of increases in wholesale and retail electricity sales. These positive factors more than offset decreases resulting from lower earnings from El Dorado, higher operations and maintenance expenses, reductions in retail electricity prices, and miscellaneous factors. See Note 6 for information on the price reductions.

Electric operating revenues increased approximately $460 million primarily because of:

  increased wholesale revenues ($439 million);
  weather impacts on retail revenues ($17 million); and
  increased retail revenues related to the number of electricity customers and the average amount of electricity used by customers ($14 million).

As mentioned above, these positive factors were partially offset by reductions in retail electricity prices ($6 million) and other miscellaneous factors ($4 million).

The increase in wholesale revenues resulted primarily from higher prices and increased activity in western U.S. wholesale power markets. These revenues were accompanied by increases in purchased power and fuel expense of approximately $329 million.

Fuel and purchased power expenses were also higher because of increased prices and higher retail electricity sales volumes.

The increase in operations and maintenance expenses primarily related to power plant maintenance and a provision for credit exposure related to the California energy situation. See Note 14 regarding California energy market issues.

Net other income decreased $36 million primarily because of an increase in the market value of El Dorado's investment in a technology-related venture capital partnership recognized in the first quarter of 2000. See Note 13 for additional information.

Operating Results - Twelve-month period ended March 31, 2001 compared with twelve-month period ended March 31, 2000

Consolidated net income for the twelve months ended March 31, 2001 was $308 million compared with $191 million for the same period in the prior year. The increase primarily relates to a $140 million after-tax extraordinary charge recorded in the third quarter of 1999 and higher income from continuing operations in the twelve-month period ended March 31, 2001, partially offset by a $38 million income tax benefit from discontinued operations (also recorded in the third quarter of 1999) and a $3 million after-tax loss for a cumulative effect of a change in accounting for derivatives recorded in 2001.

The extraordinary charge related to a regulatory disallowance that resulted from APS' comprehensive settlement agreement related to the implementation of retail electric competition (the "1999 Settlement Agreement") that was approved by the ACC in September 1999. See Notes 5 and 6 for additional information about the regulatory disallowance and the 1999 Settlement Agreement.

The income tax benefit from discontinued operations resulted from the resolution of income tax matters related to a former subsidiary, MeraBank. See Note 12.

The cumulative effect of a change in accounting for derivatives resulted from the implementation of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." See Note 9.

Income from continuing operations for the twelve-months ended March 31, 2001 increased $17 million over the comparable prior-year period primarily because of an increase in the contribution of wholesale power marketing activities and an increase in the number of retail electricity customers and in the average amount of electricity used by customers. These positive factors more than offset decreases due to decreased earnings from El Dorado, the completion of the amortization of investment tax credits ("ITC") in 1999, reductions in retail electricity prices, higher depreciation expense, higher operations and maintenance expenses and miscellaneous factors. See Note 6 for information on the price reductions. See "Income Taxes" below for a discussion of the ITC amortization.

Electric operating revenues increased approximately $1.7 billion because of:

  increased wholesale revenues ($1.5 billion);
  increases in the number of customers and the average amount of electricity used by customers ($93 million);
  weather impacts on retail revenues ($49 million); and
  miscellaneous factors ($8 million).

These positive factors were partially offset by reductions in retail electricity prices ($28 million).

The increase in wholesale revenues resulted primarily from increased activity in western U.S. wholesale power markets and higher prices. The revenues were accompanied by increases in purchased power and fuel expenses of approximately $1.3 billion.

Fuel and purchased power expenses were also higher because of increased prices and higher retail electricity sales volumes.

The increase in operations and maintenance expenses primarily related to provisions for credit exposure related to the California energy situation, increases in customer growth, offset by approximately $20 million of non-recurring items recorded in 1999. See Note 14 regarding California energy market issues.

Depreciation and amortization expense increased primarily because of higher plant balances.

Net other income decreased $85 million primarily because of a change in the market value of El Dorado's investment in a technology-related venture capital partnership. See Note 13 for additional information.

Income Taxes

As part of a 1994 rate settlement, APS accelerated amortization of substantially all of its ITCs over a five-year period that ended on December 31, 1999. The amortization of ITCs decreased annual consolidated income tax expense by approximately $24 million. Beginning in 2000, no further benefits were being reflected in income tax expense related to the acceleration of the ITCs.